Exhibit 99.1

MKS Instruments Completes

Refinancing of Secured Term Loan A

Andover, MA, January 22, 2024 — MKS Instruments, Inc. (NASDAQ: MKSI) (“MKS”), a global provider of enabling technologies that transform our world, announced today that it successfully completed the refinancing of its existing $744 million secured tranche A term loans using a portion of the proceeds of its $490 million incremental secured U.S. dollar tranche B term loans and €250 million incremental secured Euro tranche B term loans (collectively, the “Term Loan B”). As a result of the refinancing, the maturity of the refinanced loans has been extended to 2029, consistent with MKS’ existing secured tranche B term loans, and is expected to result in savings by reducing MKS’ weighted average cost of debt on the amount of debt refinanced by approximately 30 to 35 basis points based on current interest rates.

“This move adds flexibility, simplifies our capital structure, and is consistent with our longstanding track record of proactively managing our balance sheet,” said Seth H. Bagshaw, Executive Vice President and Chief Financial Officer. “We are pleased with the strong market demand for our Term Loan B reflecting the strength of our operating model and appreciate the partnership of our lenders in facilitating the transaction.”

JP Morgan acted as the sole lead arranger and sole bookrunner for the tranche A term loan refinancing.

About MKS Instruments

MKS Instruments enables technologies that transform our world. We deliver foundational technology solutions to leading edge semiconductor manufacturing, electronics and packaging, and specialty industrial applications. We apply our broad science and engineering capabilities to create instruments, subsystems, systems, process control solutions and specialty chemicals technology that improve process performance, optimize productivity and enable unique innovations for many of the world’s leading technology and industrial companies. Our solutions are critical to addressing the challenges of miniaturization and complexity in advanced device manufacturing by enabling increased power, speed, feature enhancement, and optimized connectivity. Our solutions are also critical to addressing ever-increasing performance requirements across a wide array of specialty industrial applications. Additional information can be found at www.mks.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This press release contains a forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act regarding the expected savings related to the refinancing by reduction of MKS’ weighted average cost of debt on the amount of debt refinanced. This statement is only a prediction based on current assumptions and expectations. Actual events or results, including changes in interest rates, may differ materially from those in the forward-looking statement set forth herein. Readers are referred to MKS’ filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q for a discussion of these and other important risk factors concerning MKS and its operations. MKS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

David Ryzhik

Vice President, Investor Relations

Telephone: (978) 557-5180

Email: david.ryzhik@mksinst.com